          News Release (NYSE:RPT)

RPT REALTY REPORTS THIRD QUARTER 2022 RESULTS; RAISES FULL YEAR 2022 OUTLOOK

Financial Highlights
•Net income attributable to common shareholders for the third quarter 2022 of $11.3 million, or $0.13 per diluted share, compared to $24.0 million, or $0.29 per diluted share for the same period in 2021.
•Third quarter 2022 operating funds from operations ("FFO") per diluted share of $0.27.
•Same property net operating income ("NOI"), for the nine month period ending September 30, 2022, grew 5.4% versus the same period in 2021.
•Raised 2022 full year operating FFO per diluted share guidance range to $1.02 to $1.05 from $1.01 to $1.05.
Operational Highlights
•Signed not commenced rent and recovery income balance of $14.0 million as of September 30, 2022, an increase of $5.2 million or 60% over last quarter, primarily driven by the addition of leases with Sierra Trading Post, Burlington and BJ's Wholesale Club, which complements the existing backlog of high-quality tenants like Publix, Giant/Ahold, Sephora and Ferguson Gallery.
•Signed 696,725 square feet in the third quarter 2022, resulting in a leased rate of 94.0%, up 70 basis points quarter-over-quarter and 150 basis points year-over-year as well as a leased to occupied spread of 510 basis points.
•Generated renewal lease spreads of 8.5% and 7.0% during the third quarter 2022 and on a trailing twelve-month basis, respectively, demonstrating the continued strength of leasing demand and the below market rents that are embedded within the portfolio.
•Active redevelopment, remerchandising and outlet expansion projects totaling $56.8 million which are expected to generate a weighted average return on cost of approximately 10%.
•Awarded Green Star recognition for excellence in ESG performance by GRESB and improved the Company's total GRESB score by 33% year-over-year, reflecting the meaningful progress made towards the Company's ESG and sustainability initiatives.
Investment Highlights
•Closed on year-to-date investment activity through November 2, 2022, totaling $658.5 million, including $375.0 million ($223.4 million at share) of acquisitions and $283.5 million ($198.3 million at share) of dispositions and joint venture contributions, enhancing our portfolio quality and earnings growth.
•Closed on the previously announced acquisition of Mary Brickell Village ("MBV"), a 200,000 square foot, grocery-anchored center that sits on 5.2 acres in the heart of Miami’s booming Brickell neighborhood.
•Subsequent to the end of the third quarter 2022, the Company closed on the contribution of two wholly-owned properties into its grocery-anchored joint venture platform valued at a total contract price of $162.7 million.
•Closed on the previously announced $810 million amended and restated unsecured credit facility, enhancing duration and liquidity.
•Subsequent to the end of the third quarter 2022, the company repaid a mortgage secured by The Shops on Lane Avenue, eliminating all debt maturities until 2025.
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NEW YORK, November 2, 2022 - RPT Realty (NYSE:RPT) ("RPT" or the "Company") today announced its financial and operating results for the quarter ended September 30, 2022.

“Our record level signed not commenced balance, 94.0% leased rate, consistently strong re-leasing spreads and elevated leasing volumes are the result of the reshaping of the portfolio that has taken place over the last few years,” said Brian Harper, President and CEO. “Even in this volatile macro environment, our reshaped portfolio combined with no debt maturing until 2025 allows us to focus on driving outsized internal growth over the next few years.”

FINANCIAL RESULTS

Net income attributable to common shareholders for the third quarter 2022 of $11.3 million, or $0.13 per diluted share, compared to $24.0 million, or $0.29 per diluted share for the same period in 2021. FFO for the third quarter 2022 of $24.1 million, or $0.26 per diluted share, compared to $24.0 million, or $0.27 per diluted share for the same period in 2021.

Operating FFO for the third quarter 2022 of $25.2 million, or $0.27 per diluted share, compared to $24.4 million or $0.27 per diluted share, for the same period in 2021. Operating FFO for the third quarter 2022 excludes certain net expenses that totaled $1.1 million, primarily attributable to payment of loan amendment fees, transaction costs and losses on extinguishment of debt, partially offset by non-cash accelerations of below market lease intangibles. The change in operating FFO was primarily driven by higher income from net acquisition activity and higher same property NOI, partially offset by higher general and administrative expense and lower termination income.

Same property NOI for the third quarter 2022 increased 1.6% compared to the same period in 2021. The increase was primarily driven by higher base rent which contributed 2.6%, partially offset by higher rental income not probable of collection.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the third quarter 2022, the Company signed 85 leases totaling 696,725 square feet. Blended re-leasing spreads on comparable leases were 8.5% with ABR of $17.24 per square foot. Re-leasing spreads on one comparable new and 59 renewal leases were 10.3% and 8.5%, respectively.

As of September 30, 2022, the Company had $14.0 million of signed not commenced rent and recovery income.

The table below summarizes the Company's leased rate and occupancy results at September 30, 2022, June 30, 2022 and September 30, 2021.

Consolidated & Joint Ventures at Pro-rata	September 30, 2022	June 30, 2022	September 30, 2021
Aggregate Portfolio
Leased rate	94.0%	93.3%	92.5%
Occupancy	88.9%	90.3%	91.1%
Anchor (GLA of 10,000 square feet or more)
Leased rate	96.7%	96.0%	96.0%
Occupancy	91.0%	92.9%	94.9%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	87.2%	86.4%	84.0%
Occupancy	83.6%	83.9%	81.7%

The quarter-over-quarter decrease in aggregate portfolio occupancy is due to the purposeful recapture of two anchor spaces that have been re-leased to top tier tenants and are reflected in the aggregate portfolio leased rate.

BALANCE SHEET

The Company ended the third quarter 2022 with $8.6 million in consolidated cash, cash equivalents and restricted cash and $400.0 million of unused capacity on its $500.0 million unsecured revolving line of credit. At September 30, 2022, the Company had approximately $952.2 million of consolidated debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and debt of $4.5 million and $53.7 million, respectively, results in a third quarter 2022 net debt to annualized adjusted EBITDA ratio of 7.0x. Proforma for the $14.0 million signed not commenced rent and recovery income balance, contributions to our grocery-anchored joint venture that closed subsequent to the end of the third quarter 2022 and $16.4 million of undrawn forward equity, the net debt to annualized adjusted EBITDA ratio would be 6.0x. Total debt including RPT's pro-rata share of joint venture debt had a weighted average interest rate of 3.57% and a weighted average maturity of 5.1 years.

FINANCING ACTIVITY

During the third quarter 2022, the Company closed on the previously announced $810 million amended and restated unsecured, SOFR-based, credit facility (the "Facility"), an increase of $150 million over the Company’s previous unsecured credit facility. The Facility consists of a $500 million unsecured revolving line of credit with an initial maturity in 2026, with two six-month extension options, and $310 million of term loans with maturities in 2026 through 2028. The Facility includes an accordion feature that allows the Company to increase the total potential capacity up to $1.25 billion, subject to certain conditions. The Facility also features a sustainability-linked pricing component whereby the applicable interest rate margin can be reduced if the Company meets certain sustainability performance targets. For more information on the Facility please see the Company's press release, RPT Realty Refinances and Upsizes Its $810 Million Unsecured Credit Facility, dated August 23, 2022.

On October 11, 2022, the Company repaid a mortgage note secured by The Shops on Lane Avenue totaling $27.2 million with an interest rate of 3.76%. Following the payoff of The Shops on Lane mortgage, the Company has no debt maturing until 2025.

GROCERY-ANCHORED INVESTMENT PLATFORM ACTIVITY

As previously announced, during the third quarter 2022, the Company, through its grocery-anchored joint venture platform, acquired MBV for a contract price of $216.0 million or $111.2 million at the Company’s pro-rata share. MBV is a generational three-story, 200,000 square foot, grocery-anchored center that sits on 5.2 acres in the heart of Miami’s booming Brickell neighborhood. Located at the epicenter of Miami’s premier retail and dining destination, with over 6.7 million annual visitors, it has quickly become one of the most sought-after office, residential and hospitality markets in the U.S., creating the ultimate day to night lifestyle and entertainment oasis. The center is strategically positioned on both sides of bustling South Miami Avenue, just a few blocks from Biscayne Bay, in a dense infill and high traffic location that offers world-class entertainment, luxury residences, hospitality and a thriving shopping district. MBV is anchored by a top performing Publix supermarket and features a strong lineup of food and beverage, service and necessity tenants. Tenant sales average over $1,100 per square foot with low occupancy costs. The property is currently 80.5% occupied and 94.4% leased, with attractive contractual rent growth providing visible near-term earnings upside. In addition, MBV provides for compelling value-creation opportunities as the site’s zoning allows for the potential to develop up to 80 stories or 4.1 million square feet, which could consist of residential, office and hospitality. See the Company's press release, RPT Realty Announces Acquisition of Mary Brickell Village in Miami, FL, dated August 3, 2022 for additional details.

On October 27, 2022, the Company closed on the contribution of two wholly-owned properties into its grocery-anchored joint venture platform valued at a total contract price of $162.7 million. The Company retained a 51.5% stake in both properties that were sold to the joint venture. The properties include The Shops on Lane Avenue in the Columbus market valued at $80.8 million and Troy Marketplace in the Detroit market valued at $81.9 million.

NET LEASE INVESTMENT PLATFORM ACTIVITY

During the third quarter 2022, the net lease joint venture platform closed on the acquisition of a single-tenant property from an RPT shopping center for a contract price of $10.2 million or $0.7 million at the Company's pro-rata share.

In conjunction with the net lease joint venture platform acquisition closed during the third quarter 2022, the Company invested $0.6 million in preferred equity directly with its RGMZ joint venture partners, Zimmer Partners and Monarch Alternative Capital LP, which will earn a fixed return of 7.0%.

WHOLLY-OWNED DISPOSITIONS

During the third quarter 2022, the Company closed on the previously announced sales of Mount Prospect Plaza in the Chicago market for $34.6 million and Tel-Twelve in the Detroit market for $45.0 million. Following the sale of Mount Prospect Plaza, the Company has one remaining property in the Chicago market representing 0.9% of annualized base rent as of September 30, 2022.

During the third quarter 2022, the Company contributed one single-tenant property from an RPT shopping center to its net lease joint venture platform valued at $10.2 million.

DIVIDEND

As previously announced, the Board of Trustees declared a fourth quarter 2022 regular cash dividend of $0.13 per common share. The Board of Trustees also approved a fourth quarter 2022 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends for the period October 1, 2022 through December 31, 2022 are payable on January 3, 2023 for shareholders of record on December 20, 2022.

2022 GUIDANCE

The Company is raising its 2022 operating FFO per diluted share guidance to $1.02 to $1.05 per diluted share from $1.01 to $1.05. Selected expectations are outlined below:

Guidance item	Prior 2022 Guidance	Current 2022 Guidance	YTD Actual as of September 30, 2022
Operating FFO per diluted share	$1.01 to $1.05	$1.02 to $1.05	$0.80
Same property NOI growth	3.0% to 4.0%	3.75% to 4.25%	5.4%
Acquisitions (at share, in millions)	+/- $225	+/- $225	$223
Dispositions (at share in millions)(1)	up to $200	up to $200	$198
(1) YTD investment activity includes contributions to the grocery-anchored joint venture subsequent to the end of the third quarter 2022.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2022 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2022 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from the Company's current expectations, its results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its third quarter 2022 conference call to discuss its financial and operating results.

Date:	Thursday, November 3, 2022
Time:	10:00 a.m. ET
Dial in #:	(877) 704-4453
International Dial in #	(201) 389-0920
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through November 10, 2022. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13732362.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL MATERIALS

The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of September 30, 2022, the Company's property portfolio (the "aggregate portfolio") consisted of 46 wholly-owned shopping centers, 11 shopping centers owned through its grocery-anchored joint venture, and 48 retail properties owned through its net lease joint venture, which together represent 15.0 million square feet of gross leasable area (“GLA”). As of September 30, 2022, the Company’s pro-rata share of the aggregate portfolio was 94.0% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:

Vin Chao, Managing Director - Finance and Investments
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752
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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets, including, without limitation, as a result of continued high inflation rates or further increases in inflation or interest rates; the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in interest rates and/or other changes in the interest rate environment; the discontinuance of LIBOR; the Company's ability to consummate the acquisitions described herein on the anticipated timeline and terms, or at all; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the ongoing impact of the novel coronavirus (“COVID-19”), or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, on the U.S., regional and global economies and on the Company’s business, financial condition and results of operations and that of its tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company's tenants; the execution of rent deferral or concession agreements on the agreed-upon terms; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our latest annual report on Form 10-K and quarterly report on Form 10-Q. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	September 30, 2022	December 31, 2021

ASSETS
Income producing properties, at cost:
Land	$316,124	$315,687
Buildings and improvements	1,480,304	1,512,455
Less accumulated depreciation and amortization	(400,694)	(422,270)
Income producing properties, net	1,395,734	1,405,872
Construction in progress and land available for development	38,530	43,017
Real estate held for sale	727	3,808
Net real estate	1,434,991	1,452,697
Equity investments in unconsolidated joint ventures	340,338	267,183
Cash and cash equivalents	7,611	13,367
Restricted cash and escrows	951	666
Accounts receivable, net	23,228	23,954
Acquired lease intangibles, net	43,933	37,854
Operating lease right-of-use assets	17,437	17,934
Other assets, net	114,762	88,424
TOTAL ASSETS	$1,983,251	$1,902,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$946,758	$884,185
Finance lease obligation	821	821
Accounts payable and accrued expenses	50,912	47,034
Distributions payable	14,285	12,555
Acquired lease intangibles, net	34,737	36,207
Operating lease liabilities	17,121	17,431
Other liabilities	5,987	8,392
TOTAL LIABILITIES	1,070,621	1,006,625

Commitments and Contingencies

RPT Realty (“RPT”) Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 84,293 and 83,894 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	843	839
Additional paid-in capital	1,235,627	1,227,791
Accumulated distributions in excess of net income	(454,776)	(441,478)
Accumulated other comprehensive gain (loss)	21,216	(2,635)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	895,337	876,944
Noncontrolling interest	17,293	18,510
TOTAL SHAREHOLDERS' EQUITY	912,630	895,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,983,251	$1,902,079

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
REVENUE
Rental income	$52,487	$53,385	$160,032	$153,203
Other property income	1,012	1,364	3,227	3,017
Management and other fee income	1,231	426	2,848	1,272
TOTAL REVENUE	54,730	55,175	166,107	157,492

EXPENSES
Real estate tax expense	7,329	8,249	22,731	25,558
Recoverable operating expense	6,832	6,003	21,119	17,935
Non-recoverable operating expense	2,817	2,507	7,792	7,186
Depreciation and amortization	18,442	18,487	57,825	53,463
Transaction costs	405	389	4,881	389
General and administrative expense	9,372	7,330	26,394	22,298
Provision for impairment	—	5	—	5
TOTAL EXPENSES	45,197	42,970	140,742	126,834

Gain on sale of real estate	11,144	22,196	26,234	75,415

OPERATING INCOME	20,677	34,401	51,599	106,073

OTHER INCOME AND EXPENSES
Other income (expense), net	530	(38)	895	(223)
Earnings from unconsolidated joint ventures	1,779	1,074	467	2,947
Interest expense	(9,568)	(9,297)	(26,650)	(28,008)
Loss on extinguishment of debt	(121)	—	(121)	—
INCOME BEFORE TAX	13,297	26,140	26,190	80,789
Income tax (provision) benefit	(71)	157	(142)	47
NET INCOME	13,226	26,297	26,048	80,836
Net income attributable to noncontrolling partner interest	(251)	(595)	(502)	(1,843)
NET INCOME ATTRIBUTABLE TO RPT	12,975	25,702	25,546	78,993
Preferred share dividends	(1,676)	(1,676)	(5,026)	(5,026)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,299	$24,026	$20,520	$73,967

EARNINGS PER COMMON SHARE
Basic	$0.13	$0.30	$0.24	$0.92
Diluted	$0.13	$0.29	$0.23	$0.89

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	84,259	80,418	84,133	80,228
Diluted	84,855	88,851	84,861	88,544

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$13,226	$26,297	$26,048	$80,836
Net income attributable to noncontrolling partner interest	(251)	(595)	(502)	(1,843)
Preferred share dividends	(1,676)	(1,676)	(5,026)	(5,026)
Net income available to common shareholders	11,299	24,026	20,520	73,967
Adjustments:
Rental property depreciation and amortization expense	18,292	18,338	57,366	53,015
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	3,715	2,169	14,535	4,813
Gain on sale of income producing real estate	(11,144)	(22,196)	(25,980)	(75,415)
Provision for impairment on income-producing properties	—	5	—	5
FFO available to common shareholders	22,162	22,342	66,441	56,385
Noncontrolling interest in Operating Partnership (2)	251	—	502	—
Preferred share dividends (assuming conversion) (3)	1,676	1,676	5,026	—
FFO available to common shareholders and dilutive securities	$24,089	$24,018	$71,969	$56,385
Gain on sale of land	—	—	(254)	—
Transaction costs (4)	405	389	4,881	389
Severance expense (5)	—	1	—	29
Loss on extinguishment of debt	121	—	121	—
Above and below market lease intangible write-offs	(422)	—	(2,022)	(497)
Pro-rata share of transaction costs from unconsolidated joint ventures (1)	8	—	8	—
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	—	—	(984)	(40)
Pro-rata share of loss on extinguishment of debt from unconsolidated joint ventures (1)	20	—	20	—
Payment of loan amendment fees (5)	958	—	958	—
Insurance proceeds, net (6)	—	—	(136)	—
Operating FFO available to common shareholders and dilutive securities	$25,179	$24,408	$74,561	$56,266

Weighted average common shares	84,259	80,418	84,133	80,228
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	1,635	—	1,685	—
Dilutive effect of restricted stock	596	1,416	728	1,299
Shares issuable upon conversion of preferred shares (3)	7,017	7,017	7,017	—
Weighted average equivalent shares outstanding, diluted	93,507	88,851	93,563	81,527

FFO available to common shareholders and dilutive securities per share, diluted	$0.26	$0.27	$0.77	$0.69

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.27	$0.27	$0.80	$0.69

Dividend per common share	$0.13	$0.12	$0.39	$0.27
Payout ratio - Operating FFO	48.1%	44.4%	48.8%	39.1%

(1)Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP units convertible on a one-for-one basis into common shares. The Company's net income for the three and nine months ended September 30, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.32 and $0.97, respectively (based on 1,881 and 1,897 weighted average OP Units outstanding for the three and nine months ended September 30, 2021, respectively). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and nine months ended September 30, 2021.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earnings per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the nine months ended September 30, 2021.
(4)For the three months ended September 30, 2022, primarily comprised of costs associated with a terminated acquisition. For the nine months ended September 30, 2022, primarily comprised of fees paid by the Company associated with the early termination of an existing tenant which did not qualify for capitalization as an initial direct cost in accordance with ASC 842. For the three and nine months ended September 30, 2021, primarily costs associated with terminated acquisitions.
(5)Amounts noted are included in General and administrative expense.
(6)Amounts noted are included in Other income (expense), net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income available to common shareholders	$11,299	$24,026	$20,520	$73,967
Preferred share dividends	1,676	1,676	5,026	5,026
Net income attributable to noncontrolling partner interest	251	595	502	1,843
Income tax provision (benefit)	71	(157)	142	(47)
Interest expense	9,568	9,297	26,650	28,008
Loss on extinguishment of debt	121	—	121	—
Earnings from unconsolidated joint ventures	(1,779)	(1,074)	(467)	(2,947)
Gain on sale of real estate	(11,144)	(22,196)	(26,234)	(75,415)
Other (income) expense, net	(530)	38	(895)	223
Management and other fee income	(1,231)	(426)	(2,848)	(1,272)
Depreciation and amortization	18,442	18,487	57,825	53,463
Transaction costs	405	389	4,881	389
General and administrative expenses	9,372	7,330	26,394	22,298
Provision for impairment	—	5	—	5
Pro-rata share of NOI from R2G Venture LLC (1)	5,547	3,155	14,590	7,487
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	276	97	757	164
Lease termination fees	—	(486)	(154)	(581)
Amortization of lease inducements	190	212	618	634
Amortization of acquired above and below market lease intangibles, net	(907)	(388)	(3,766)	(2,139)
Straight-line ground rent expense	77	77	230	230
Straight-line rental income	(362)	(392)	(1,151)	(2,002)
NOI at Pro-Rata	41,342	40,265	122,741	109,334
NOI from Other Investments	(8,883)	(7,980)	(26,154)	(16,255)
Non-RPT NOI from RGMZ Venture REIT LLC (3)	944	598	2,849	1,239
Same Property NOI	$33,403	$32,883	$99,436	$94,318

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3) Represents 93.6% of the RGMZ Venture REIT LLC properties included in Same Property NOI after March 4, 2021.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,
	2022		2021
Reconciliation of net income to annualized adjusted EBITDA
Net income	$13,226		$26,297
Interest expense	9,568		9,297
Income tax provision (benefit)	71		(157)
Depreciation and amortization	18,442		18,487
Gain on sale of income producing real estate	(11,144)		(22,196)
Provision for impairment on depreciable real estate	—		5
Pro-rata share of interest expense from unconsolidated entities	489		46
Pro-rata share of depreciation and amortization from unconsolidated entities	3,715		2,215
EBITDAre	34,367		33,994

Severance expense	—		1
Above and below market lease intangible write-offs	(422)		—
Transaction costs	405		389
Pro-rata share of transaction costs from unconsolidated entities	8		—
Loss on extinguishment of debt	121		—
Pro-rata share of loss on extinguishment of debt from unconsolidated joint ventures	20		—
Payment of loan amendment fees	958		—
Adjusted EBITDA	35,457		34,384
Annualized adjusted EBITDA	$141,828		$137,536

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$946,758		$943,828
Unamortized premium	(97)		(475)
Deferred financing costs, net	5,531		3,035
Consolidated notional debt	952,192		946,388
Pro-rata share of notional debt from unconsolidated entities	53,698		4,513
Finance lease obligation	821		875
Cash, cash equivalents and restricted cash	(8,562)		(9,675)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(4,473)		(3,510)
Net debt	$993,676		$938,591

Reconciliation of interest expense to total fixed charges
Interest expense	$9,568		$9,297
Pro-rata share of interest expense from unconsolidated entities	489		46
Preferred share dividends	1,676		1,676
Scheduled mortgage principal payments	339		625
Total fixed charges	$12,072		$11,644

Net debt to annualized adjusted EBITDA	7.0	x	6.8	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.5	x	3.7	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.9	x	3.0	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and payment of loan amendment fees that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and nine months ended September 30, 2022 and 2021 represents NOI from the Company's same property portfolio consisting of 37 consolidated operating properties and our 51.5% pro-rata share of four properties owned by our R2G Venture LLC unconsolidated joint venture and 100% of the 22 properties owned by our RGMZ Venture REIT LLC unconsolidated joint venture (excludes seven properties that are part of our Marketplace of Delray multi-tenant property where activities have started in preparation for redevelopment). All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2021. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. The properties contributed to RGMZ Venture REIT LLC had previously been parts of larger shopping centers that we own. Accordingly, 100.0% of the NOI from these properties is included in our results for periods on or prior to March 4, 2021 and, for these prior periods, we had not separately allocated expenses attributable to the larger shopping centers between these properties and the remainder of these shopping centers. As a result, in order to help ensure the comparability of our Same Property NOI for the periods presented, we are continuing to include 100.0% of the NOI from these properties in our Same Property NOI following their contribution even though our pro-rata share following March 4, 2021 is only 6.4%. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and nine months ended September 30, 2022 and 2021 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2022 and 2021, (ii) Hunter's Square, Marketplace of Delray and The Crossroads (R2G) where the Company has begun activities in anticipation of future redevelopment, (iii) certain property related employee compensation, benefits, and travel expense and (iv) noncomparable operating income and expense adjustments. Non-RPT NOI from RGMZ Venture REIT LLC represents 93.6% of the properties contributed to RGMZ Venture REIT LLC after March 4, 2021, which is our partners’ share of RGMZ Venture REIT LLC.

RPT Realty
Non-GAAP Financial Definitions (continued)

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal, which excludes unamortized discount and deferred financing costs, net, of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 34 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.